UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2020

(Date of earliest event reported)

AMAYA Global Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-174874	35-2379917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

165 Madison Avenue, Suite 201

New York, NY 10016

Phone: 212-871-6174

(Address of principal executive offices and zip code and Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2020, AMAYA Global Holdings Corp (the “Company”) filed an Amended and Restated Articles  of Incorporation with the State of Delaware. The Amended and Restated Articles  of Incorporation changed the capital structure of the Company as follows:

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000), of which one hundred million (100,000,000) shall be common stock, par value $0.0001 per share (the “Common Stock”), and one hundred and fifty million (150,000,000) shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

On March 2, 2020, the Company filed a Certificate of Designation of Series A Convertible Preferred Stock with the State of Delaware and created a class of Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock consists of One Hundred Twenty Million (120,000,000) shares, par value $0.0001 per share. The holders of Series A Convertible Preferred Stock shall have the right to convert the One Hundred Twenty Million (120,000,000)  shares of Series A Convertible Preferred Stock into an aggregate of Forty Million (40,000,000) shares of Common Stock at the conversion rate of one (1) share of Common Stock for every Three (3) share of Series A Convertible Preferred Stock, or one third (1/3) share of Common Stock for every One (1) share of Series A Convertible Preferred Stock.

The holders of Series A Convertible Preferred Stock shall have voting rights as if the shares of the Series A Convertible Preferred Stock have been converted into shares of common stock, which is one third (1/3) vote per share of Series A Convertible Preferred Stock.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMAYA Global Holdings Corp.

Dated: March 31, 2020	/s/ Mann C. Yam Mann C. Yam Chairman, President